                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          DEKALB GENETICS CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          DEKALB GENETICS CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3) Filing party:

- - --------------------------------------------------------------------------------

     (4) Date filed:

- - --------------------------------------------------------------------------------
- - -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                          DEKALB GENETICS CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 1995

     The Annual Meeting of Stockholders of DEKALB Genetics Corporation (the "Company") will be held at the DeKalb County Farm Bureau, 315 N. Sixth Street, DeKalb, Illinois 60115, on Wednesday, January 18, 1995 at 8:30 a.m., Central Standard Time, for the following purposes:

          (1) To elect four directors.

          (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of directors and certain other information.

     Only stockholders holding shares of Class A Common Stock of record at the close of business on November 30, 1994 will be entitled to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          John H. Witmer, Jr., Secretary

December 6, 1994

                          DEKALB GENETICS CORPORATION
                               3100 SYCAMORE ROAD
                             DEKALB, ILLINOIS 60115

                               ------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of DEKALB Genetics Corporation (the "Company") to be held on January 18, 1995, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 3100 Sycamore Road, DeKalb, Illinois 60115.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later dated proxy. All shares of the Company's Class A Common Stock, without par value, represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies and this Proxy Statement are being sent to stockholders on or about December 6, 1994.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of Class A Common Stock of record at the close of business on November 30, 1994 will be entitled to vote at the meeting. At the record date, there were outstanding 790,700 shares of Class A Common Stock. In addition, the Company had outstanding at such date 4,360,221 shares of Class B Common Stock not entitled to vote. Each share of Class A Common Stock is entitled to one vote upon each matter to be voted on at the meeting. Stockholders do not have the right to cumulate votes in the election of directors.

                     COST AND METHOD OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's Class A Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

                INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND
                  OTHER DIRECTORS WHO WILL CONTINUE IN OFFICE

     At the meeting, three directors are to be elected to hold office for a term of three years, and one director is to be elected to hold office for a term of two years, or, in each case, until his successor is duly elected and qualified. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of the four persons named as nominees, each of whom has served continuously as a director of the Company since the date indicated below. Except for John T. Roberts, who was elected a director by the Board of Directors effective July 1, 1993, all incumbent nominees were elected as directors by vote of the stockholders. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the enclosed form of proxy may vote for substitute nominees in their discretion.

     There are five directors whose present terms of office will continue after the meeting until 1996 or 1997, as indicated below. Each has served continuously as a director of the Company since the date indicated beside his name.

     Also set forth below is the principal occupation of each nominee and continuing director during the past five years.

                   NAME AND PRINCIPAL OCCUPATION                       AGE      DIRECTOR SINCE
- - -------------------------------------------------------------------    ---     ----------------
Nominees for Director for a Three Year Term:
H. Blair White.....................................................    67      August 29, 1988
     Mr. White is a partner in Sidley & Austin, a law firm that provides legal services to the Company. He is a director of
     DEKALB Energy Company, R.R. Donnelley & Sons Company and
     Kimberly-Clark Corporation. Mr. White is a member of the
     Compensation Committee and Chairman of the Audit Committee.
Bruce P. Bickner...................................................    51      June 15, 1988
     Mr. Bickner is Chairman and Chief Executive Officer of the
     Company. He was Chairman, President and Chief Executive
     Officer of the Company until he relinquished the title of
     President in January 1990. He is Chairman of the Board of
     Directors of DEKALB Energy Company. Mr. Bickner was Chairman
     of the Board and Chief Executive Officer of DEKALB Energy
     Company until he was elected to the additional position of
     President as of January 1, 1992. He relinquished the positions of President and Chief Executive Officer of DEKALB Energy
     Company in November 1992. He is a director of Castle
     BancGroup, Inc.
Dr. Charles J. Arntzen.............................................    53      August 1, 1990
     Dr. Arntzen is Manager, Plant Biotechnology Program, Institute
     of Biosciences and Technology of Texas A & M University. He
     was Deputy Chancellor for Agriculture and Dean of the College
     of Agriculture and Life Sciences of Texas A & M University
     until January 1992, at which time he was appointed to his
     present position. He was employed by the DuPont Experimental
     Station as Director, Biotechnology Research from January 1987 until March 1988. He also serves on the University of
     Chicago's Board of Governors for the Argonne National
     Laboratory. Dr. Arntzen is a member of the Audit Committee.
Nominee for Director for a Two Year Term:
John T. Roberts....................................................    36      July 1, 1993
     Mr. Roberts is Chief Financial Officer and Treasurer of Quest
     Environmental Resources Corporation, a distributor of
     environmental safety products. He practiced law with a private law firm until September 1989, at which time he became a
     private investor. He assumed his present position in February
     1991. Mr. Roberts is a member of the Audit Committee.
Directors Whose Terms Expire in 1996:
Allan Aves.........................................................    63      August 29, 1988
     Mr. Aves is a farmer and is a director of the Illinois Farm
     Bureau, the former President and a director of the DeKalb
     County Farm Bureau and the former President and Chairman of the Board of the American Soybean Association. He is a member of the Audit Committee.

                   NAME AND PRINCIPAL OCCUPATION                       AGE      DIRECTOR SINCE
- - -------------------------------------------------------------------    ---     ----------------
Douglas C. Roberts.................................................    42      August 29, 1988
     Mr. Roberts is Director, U.S. Business Units of the Company's
     seed division. He was Corn Product Director of the Company's seed division until May 21, 1993, at which time he assumed his present position.
Tod R. Hamachek....................................................    48      June 1, 1992
     Mr. Hamachek is President and Chief Executive officer of
     PENWEST, Ltd., a leading supplier of corn-based specialty
     starch products for the paper industry, food grade starches for the food and confectionery industries, and non-active
     ingredients for the pharmaceutical industry. He is a director of PENWEST, Ltd. and of Northwest Natural Gas Company. Mr.
     Hamachek is a member of the Compensation Committee.
Paul H. Hatfield...................................................    58      October 13, 1992
     Mr. Hatfield is Vice President of Ralston Purina Company and
     President and Chief Executive Officer of Protein Technologies
     International. Protein Technologies International markets soy protein-based food ingredients and is a wholly-owned
     subsidiary of Ralston Purina Company. He is a member of the
     Audit Committee. He is a director of Petrolite Corporation and
     PENWEST, Ltd.
Director Whose Term Expires in 1997:
Richard O. Ryan....................................................    52      June 15, 1988
     Mr. Ryan is President and Chief Operating Officer of the
     Company. He held the position of Executive Vice President and
     Chief Financial Officer of the Company until January 1990 when he was elected to his present position.

                       BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed by or under the direction of the Board of Directors. The Board has established several committees whose principal functions are briefly described below. During fiscal 1994, the Board of Directors held five meetings. All directors attended at least 75 percent of the aggregate of the Board meetings and the meetings of the committees of which they were members. Directors who are not employees of the Company are paid $13,000 annually ($14,000 beginning January 18, 1995), plus $1000 per day for attending meetings of the Board of Directors, $800 per day ($1,000 beginning January 18, 1995) for attending meetings of the committees of the Board of Directors or for attending other meetings at the request of the Company, plus expenses for attending meetings. An additional fee of $1,000 per year is paid to each of the Chairmen of the Executive, Compensation and Audit Committees.

     Pursuant to the DEKALB Genetics Corporation Director Stock Option Plan (the "Director Plan"), directors who are not officers or employees of the Company may elect to receive options to purchase shares of Class A Common Stock of the Company in lieu of cash compensation ("Director Options"). The number of shares of Class A Common Stock subject to each Director Option shall be equal to the nearest number of whole shares determined by dividing the amount of the Annual Retainer and Meeting Fees by 25 percent of the Fair Market Value (as defined below) of a share of Class A Common Stock on the date of the annual meeting of stockholders of the Company. For purposes of the Director Plan, the "Annual Retainer" is equal to the amount the director will be entitled to receive for serving as a director in the relevant year and the "Meeting Fees" are equal to the amounts the director will be entitled to receive for attendance at all regularly scheduled meetings of the Board of Directors or any committee of the Board of Directors of which he is a member in the relevant year. If a director does not attend such a Board of Directors or committee meeting (including non-attendance because any meeting was not held), he will forfeit that portion of the Director Options related to the Meeting Fees for that meeting. The per share exercise price of the Class A Common Stock subject to each Director Option will be 75 percent of the Fair Market Value of a share of Class A Common Stock on the date prior to the date each Director Option was granted. Under the Director Plan, the

"Fair Market Value" of a share of Class A Common Stock is the last price per share at which a share of the Company's Class B Common Stock is sold in the regular way on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the day prior to the day each Director Option is granted, or, in the absence of any reported sales on such day, the first preceding day on which there were such sales.

     The Executive Committee is authorized to act in lieu of the Board between meetings of the Board and recommends to the Board nominees for the Board. The Executive Committee will consider suggestions for Board nominees by shareholders if such suggestions are received in writing by the Secretary of the Company on or before May 31 of each year. The Executive Committee held four meetings during fiscal 1994.

     The Audit Committee reviews periodically with independent auditors the performance of the services for which such auditors are engaged, including reviewing the scope of the annual audit and its results, reviewing the adequacy of the Company's internal accounting controls with management and auditors, and reviewing fees charged by the Company's independent auditors. The Audit Committee held two meetings during fiscal 1994.

     The Compensation Committee reviews and recommends to the Board of Directors compensation to be paid to senior officers of the Company. During fiscal 1994, the Compensation Committee held three meetings. Certain members of the Board of Directors serve, along with officers of the Company, on committees administering various employee benefit plans of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of November 30, 1994 the beneficial ownership of the Class A and Class B Common Stock of the Company (including shares as to which a right to acquire ownership exists (e.g., through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934) of each director and nominee, each Named Executive Officer (as defined below) and all directors and executive officers as a group:

                                                             NUMBER OF SHARES OF COMMON STOCK
                                                            OWNED BENEFICIALLY AND PERCENTAGES
                                                           OF CLASS OUTSTANDING ON NOVEMBER 30,
                                                                        1994(1)(2)
                                                        -------------------------------------------
                                                        CLASS A        %         CLASS B        %
                                                        -------      ------      -------      -----
Charles J. Arntzen(3)................................     4,362        .549            0         --
Allan Aves(4)........................................     9,697       1.212            0         --
Bruce P. Bickner(5)..................................    52,298       6.221            0         --
Paul F. Cornelsen(6).................................     9,720       1.215          500       .011
Byron D. Ford (7)....................................        --          --           --         --
Tod R. Hamachek(8)...................................     6,703        .841            0         --
Paul H. Hatfield(9)..................................     5,741        .721            0         --
Roy L. Poage(10).....................................     8,143       1.021            0         --
Thomas B. Rice(11)...................................    11,449       1.429        3,200       .073
Charles C. Roberts(12)(13)...........................    37,938       4.744       54,944      1.260
Douglas C. Roberts(13)(14)...........................   136,087      17.178       14,021       .322
John T. Roberts(13)(15)..............................   138,680      17.486        6,000       .138
Richard O. Ryan(16)..................................    22,409       2.761        3,150       .072
H. Blair White(17)...................................    16,346       2.040            0         --
All of the above and all other executive officers as
  a group (18 persons)(18)...........................   490,803      50.659       82,390      1.900

- - ---------------
 (1) Unless otherwise noted, the named individual has sole voting and investment power with respect to the shares of Class A (voting) Common Stock and sole investment power with respect to the shares of Class B (non-voting) Common Stock listed.

 (2) The Securities and Exchange Commission defines "beneficial owner of a security" as including any person who has sole or shared voting or investment power with respect to such security.

 (3) Includes 2,005 shares of Class A Common Stock subject to an option with an option price of $25.12 and 2,357 shares of Class A Common Stock subject to an option with an option price of $21.37, all of which may be acquired on or prior to January 29, 1995.

 (4) Includes 2,005 shares of Class A Common Stock subject to an option with an option price of $25.12; 2,357 shares of Class A Common Stock subject to an option with an option price of $21.37; 2,785 shares of Class A Common Stock subject to an option with an option price of $20.07; and 2,400 shares of Class A Common Stock subject to an option with an option price of $23.25, all of which may be acquired on or prior to January 29, 1995.

 (5) Includes 19,070 shares of Class A Common Stock subject to an option with an option price of $10.28; 3,525 shares of Class A Common Stock subject to an option with an option price of $8.88; and 27,405 shares of Class A Common Stock subject to an option with an option price of $17.26, all of which may be acquired on or prior to January 29, 1995.

 (6) Includes 1,910 shares of Class A Common Stock subject to an option with an option price of $25.12; 2,245 shares of Class A Common Stock subject to an option with an option price of $21.37; 2,935 shares of Class A Common Stock subject to an option with an option price of $20.07; and 2,530 shares of Class A Common Stock subject to an option with an option price of $23.25, all of which may be acquired on or prior to January 29, 1995.

 (7) Mr. Ford left the Company's employ on September 30, 1994, and therefore his shares are not included.

 (8) Includes 1,518 shares of Class A Common Stock subject to an option with an option price of $20.25; 2,785 shares of Class A Common Stock subject to an option with an option price of $20.07; and 2,400 shares of Class A Common Stock subject to an option with an option price of $23.25, all of which may be acquired on or prior to January 29, 1995.

 (9) Includes 646 shares of Class A Common Stock subject to an option with an option price of $21.00; 2,695 shares of Class A Common Stock subject to an option with an option price of $20.07; and 2,400 shares of Class A Common Stock subject to an option with an option price of $23.25, all of which may be acquired on or prior to January 29, 1995.

(10) Includes 1,000 shares of Class A Common Stock subject to an option with an option price of $2.00; 2,000 shares of Class A Common Stock subject to an option with an option price of $26.375; 1,850 shares of Class A Common Stock subject to an option with an option price of $31.625; 1,467 shares of Class A Common Stock subject to an option with an option price of $28.00; and 800 shares of Class A Common Stock subject to an option with an option price of $26.75, all of which may be acquired on or prior to January 29, 1995.

(11) Includes 2,500 shares of Class A Common Stock subject to an option with an option price of $26.375; 3,000 shares of Class A Common Stock subject to an option with an option price of $36.75; 2,300 shares of Class A Common Stock subject to an option with an option price of $31.625; 1,833 shares of Class A Common Stock subject to an option with an option price of $28.00; and 667 shares of Class A Common Stock subject to an option with an option price of $26.75, all of which may be acquired on or prior to January 29, 1995.

(12) Charles C. Roberts has shared voting and investment power (with Mary R. Roberts) with respect to 28,888 shares of Class A Common Stock and shared investment power (with Mary R. Roberts) with respect to 8,643 shares of Class B Common Stock. Includes 9,050 shares of Class A Common Stock subject to an option with an option price of $10.28 per share that may be acquired prior to January 29, 1995. As of November 30, 1994, Charles C. Roberts, his spouse and their descendants and their spouses, and trusts created for their benefit, owned an aggregate of (excluding shares subject to option) 436,225 shares (54.28%) of the Company's then outstanding Class A Common Stock.

(13) Charles C. Roberts is the father of Douglas C. Roberts and John T. Roberts.

(14) Includes 22,618 shares of Class A Common Stock held in trusts for the benefit of the children of Douglas C. Roberts of which he or his spouse is the trustee. Includes 700 shares of Class A Common Stock subject to an option with an option price of $31.625; 533 shares of Class A Common Stock subject to an option with an option price of $28.00; and 267 shares of Class A Common Stock subject to an option with an option price of $26.75, all of which may be acquired on or prior to January 29, 1995.

(15) Includes 17,259 shares of Class A Common Stock held in trusts for the benefit of some of the children of John T. Roberts of which he or his spouse is the trustee. Includes 2,400 shares of Class A Common Stock subject to an option with an option price of $23.25 that may be acquired on or prior to January 29, 1995.

(16) Includes 6,500 shares of Class A Common Stock subject to an option with an option price of $10.28 and 14,500 shares of Class A Common Stock subject to an option with an option price of $17.26, all of which may be acquired on or prior to January 29, 1995.

(17) Includes 600 shares of Class A Common Stock as to which investment power is shared. Includes 2,005 shares of Class A Common Stock subject to an option with an option price of $25.12; 2,357 shares of Class A Common Stock subject to an option with an option price of $21.37; and 3,608 shares of Class A Common Stock subject to an option with an option price of $20.07; and 2,736 shares of Class A Common Stock subject to an option with an option price of $23.25, all of which may be acquired on or prior to January 29, 1995.

(18) Includes 178,132 shares of Class A Common Stock subject to options that may be exercised on or before January 29, 1995.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of November 30, 1994 the beneficial ownership of the Company's Class A Common Stock of each person known by the Company to own beneficially more than five percent of such class of securities and the percentage of all shares owned beneficially of Class A Common Stock that such number of shares represents:

                                                                         PERCENTAGE
                                                                             OF
                                                                        OUTSTANDING
                                                                         SHARES OF
                                                      SHARES OWNED        CLASS A
       NAME AND ADDRESS                              BENEFICIALLY(1)    COMMON STOCK
- - -------------------------------                      ---------------    ------------
John T. Roberts(2)(3).............................       138,680           17.486%
  5959 North New Jersey Street
  Indianapolis, Indiana 46220
Virginia Roberts Holt(2)(4).......................       136,470           17.259%
  2329 Clover Lane
  Northfield, Illinois 60093
Douglas C. Roberts(2)(5)..........................       136,087           17.178%
  1449 Janet Street
  Sycamore, Illinois 60178
Bruce P. Bickner(6)...............................        52,298            6.221%
  11702 Deerpath Road
  Sycamore, Illinois 60178

- - ---------------
(1) The Securities and Exchange Commission defines "beneficial owner of a security" as including any person who has sole or shared voting or investment power with respect to such security.

(2) Douglas C. Roberts, Virginia Roberts Holt and John T. Roberts are brothers and sister. Charles C. Roberts is the father of Douglas C. Roberts, Virginia Roberts Holt and John T. Roberts.

(3) See Note 15 on page 6.

(4) Includes 17,598 shares of Class A Common Stock held in trusts for the benefit of some of the children of Virginia Roberts Holt of which she or her spouse is the trustee.

(5) See Note 14 on page 5.

(6) See Note 5 on page 5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long term compensation paid by the Company and its subsidiaries for the fiscal years indicated to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, serving at the end of fiscal 1994 (the "Named Executive Officers"):

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                            ANNUAL COMPENSATION             --------------------------------
                                  ---------------------------------------          AWARDS           PAYOUTS
       NAME AND                                              OTHER ANNUAL         NUMBER OF
  PRINCIPAL POSITION                                         COMPENSATION   SECURITIES UNDERLYING     LTIP         ALL OTHER
  AT AUGUST 31, 1994     YEAR       SALARY        BONUS         (1)(2)       OPTIONS GRANTED(3)     PAYOUTS    COMPENSATION(2)(4)
- - -----------------------  ----     -----------   ----------   ------------   ---------------------   --------   ------------------
Bruce P. Bickner.......  1994     $269,992.46   $55,800.00    $14,782.00           $     0          $      0       $17,299.93
Chairman and Chief       1993(5)   266,538.54            0     18,092.86                 0                 0         9,924.93
  Executive Officer      1992      169,615.42    25,000.00                          27,405           230,100
Richard O. Ryan........  1994      196,969.28    41,850.00      6,765.00                 0                 0         7,631.12
President and Chief      1993      214,307.86            0      8,149.00                 0                 0         6,922.38
  Operating Officer      1992      193,261.69    40,000.00                          14,500           333,645
Thomas B. Rice.........  1994      171,346.36            0     14,239.76             2,000                 0         5,481.70
Senior Vice President,   1993      185,384.64     3,250.00     14,809.41             2,750                 0         6,005.17
  Research               1992      176,615.40    43,653.00                           2,300                 0
Byron D. Ford..........  1994      151,231.00    55,235.00      4,236.00             2,000                 0         6,619.46
Vice President,
  Marketing              1993      164,153.92            0      4,285.00             2,100                 0         5,415.05
  and Operations(6)      1992      156,430.80    27,547.00                           1,700                 0
Roy L. Poage...........  1994      143,500.24    54,500.00      5,591.00             2,400                 0         9,366.11
President, DEKALB        1993      143,077.16    30,885.50      4,918.00             2,200                 0         6,033.98
  Swine Breeders, Inc.   1992      138,000.00    65,800.00                           1,850                 0

- - ---------------
(1) Other Annual Compensation for fiscal 1994 arose from the following sources:
    Taxable income for executive car participants (Mr. Bickner -- $5,974, Mr. Ryan -- $6,765, Mr. Rice -- $6,503, Mr. Ford -- $4,236, Mr.
    Poage -- $5,591); Personal use of company airplane for Mr. Bickner of $7,511.58 (pursuant to Compensation Committee guidelines); reimbursement to Mr. Bickner for income taxes related to benefit plan of $1,296.42; and taxable income for travel by Mr. Rice of $7,736.76.

(2) In accordance with the rules of the Securities and Exchange Commission, amounts of "Other Annual Compensation" and "All Other Compensation" are excluded for fiscal year 1992.

(3) No restricted stock or stock appreciation rights (SARs) were awarded to the Named Executive Officers during fiscal 1992, 1993 and 1994.

(4) All Other Compensation for fiscal 1994 arose from the following sources:
    Company contributions to the Company's Deferred Compensation Plan (Mr. Bickner -- $5,153.78, Mr. Ryan -- $3,085.16, Mr. Rice -- $1,250.30, Mr.
    Ford -- $348.25, Mr. Poage -- $1,028.30); Company contributions to the Company's Savings and Investment Plan (Mr. Bickner -- $4,620.00, Mr. Ryan -- $4,079.40, Mr. Rice -- $3,890.12, Mr. Ford -- $5,845.69, Mr. Poage --
    $7,287.60); and reimbursement for life insurance premiums (Mr.
    Bickner -- $7,526.15, Mr. Ryan -- $466.56, Mr. Rice -- $341.28, Mr. Ford --
    $425.52, Mr. Poage -- $1,050.21).

(5) Prior to October 1, 1992, Mr. Bickner spent approximately 50 percent of his time as an employee of the Company and 50 percent of his time as an employee of DEKALB Energy Company. In October 1992, he began to increase the amount of time worked for the Company so that since January 1, 1993 he has worked full-time for the Company. His compensation was increased to reflect that change.

(6) Mr. Ford left the Company's employ on September 30, 1994.

                        OPTION GRANTS DURING FISCAL 1994

     The following table sets forth the number of shares of Class A Common Stock that were granted subject to options during fiscal 1994 to each Named Executive Officer receiving such a grant:

                                                       INDIVIDUAL GRANTS
                               ------------------------------------------------------------------
                                                        PERCENTAGE OF
                                                        TOTAL SHARES
                               NUMBER OF SECURITIES      GRANTED TO       EXERCISE
                                UNDERLYING OPTIONS        EMPLOYEES       PRICE PER    EXPIRATION       GRANT DATE
            NAME                    GRANTED(1)         IN FISCAL 1994       SHARE         DATE       PRESENT VALUE(2)
- - ----------------------------   --------------------    ---------------    ---------    ----------    ----------------
Thomas B. Rice..............           2,000                 4.31%         $ 26.75       10/11/03        $ 23,780
Byron D. Ford...............           2,000                 4.31%         $ 26.75       10/11/03          23,780
Roy L. Poage................           2,400                 5.17%         $ 26.75       10/11/03          28,536

- - ---------------
(1) These options to purchase Class A Common Stock of the Company were granted under the Company's Long-Term Incentive Plan (LTIP) at an exercise price of 100 percent of fair market value on the date of grant. The options are exercisable over a period of not more than ten years from the date of grant. Vesting is over a three-year period from the date of grant with one-third of the options vested on October 12, 1994, two-thirds vested on October 12, 1995 and 100 percent vested on October 12, 1996. All fiscal 1994 stock option grants to executive officers were made effective October 12, 1993.

(2) Black-Scholes option pricing method has been used to calculate present value as of the date of grant. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend on the market price of the Company's Common Stock on the date of exercise.

               AGGREGATED OPTION EXERCISES DURING FISCAL 1994 AND
                       FISCAL 1994 YEAR-END OPTION VALUES

     The following table sets forth the number of shares of Class A and Class B Common Stock that were purchased pursuant to options exercised, and the number and value of shares subject to unexercised options at August 31, 1994, for each of the Named Executive Officers:

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                 OPTIONS HELD AT                    OPTIONS AT
                               SHARES                           AUGUST 31, 1994(2)            AUGUST 31, 1994(1)(3)
                              ACQUIRED         VALUE       ----------------------------    ----------------------------
           NAME              ON EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - --------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Bruce P. Bickner..........       -0-            -0-           50,000            -0-         $ 943,398            -0-
Richard O. Ryan...........       -0-            -0-           21,000            -0-         $ 373,285            -0-
Thomas B. Rice............       -0-            -0-            7,950          4,600         $  22,636        $22,145
Byron D. Ford.............       -0-            -0-            5,633          3,967         $  16,529        $19,784
Roy L. Poage..............       -0-            -0-            4,966          4,484         $  49,989        $22,623

- - ---------------
(1) Market value of underlying securities at exercise or year-end, minus the exercise price.

(2) No employee of the Company holds any SARs relating to Class A or Class B Common Stock.

(3) Assumed August 31, 1994 fair market value of $32.875 per share of Class B Common Stock.

             LONG-TERM INCENTIVE PLANS -- AWARDS DURING FISCAL 1994

     The following table sets forth the Long-Term Incentive Plan awards made during fiscal 1994 to each Named Executive Officer receiving such an award:

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                            NUMBER OF        PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                        PERFORMANCE UNITS    PERIOD UNTIL    -------------------------------
                NAME                       AWARDED(1)         MATURATION     THRESHOLD    TARGET     MAXIMUM
                                        -----------------    ------------    ---------    -------    -------
Thomas B. Rice.......................         16,000           08/31/96         -0-       $16,000    $32,000
Byron D. Ford........................         16,000           08/31/96         -0-       $16,000    $32,000
Roy L. Poage.........................         19,200           08/31/96         -0-       $19,200    $38,400

- - ---------------
(1) These Long-Term Incentive Plan (LTIP) awards are performance units covering the performance during the 1994, 1995 and 1996 fiscal years. The targeted value of each performance unit is $1.00 with a maximum payout of $2.00 per unit. The performance units vest over a three-year period with one-third vesting at the end of the first year, one-third vesting at the end of the second year and the final third vesting at the end of the third year. For Mr. Rice and Mr. Ford, the payment is based on worldwide return on assets of the seed business. For Mr. Poage, the payment is based on return on assets of the swine division.

           ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE

     The following table sets forth the estimated annual retirement benefits payable upon retirement pursuant to the Company's retirement plans for the indicated levels of renumeration and years of service for each Named Executive
Officer:

                                                           YEARS OF SERVICE
               FINAL AVERAGE           --------------------------------------------------------
                COMPENSATION              10          15          20          25          30
        ----------------------------   --------    --------    --------    --------    --------
        $150,000....................   $ 30,000    $ 45,000    $ 60,000    $ 75,000    $ 90,000
         175,000....................     35,000      52,500      70,000      87,500     105,000
         200,000....................     40,000      60,000      80,000     100,000     120,000
         225,000....................     45,000      67,500      90,000     112,500     135,000
         250,000....................     50,000      75,000     100,000     125,000     150,000
         275,000....................     55,000      82,500     110,000     137,500     165,000
         300,000....................     60,000      90,000     120,000     150,500     180,000
         325,000....................     65,000      97,500     130,000     162,500     195,000
         350,000....................     70,000     105,000     140,000     175,000     210,000
         375,000....................     75,000     112,500     150,000     187,500     225,000
         400,000....................     80,000     120,000     160,000     200,000     240,000
         425,000....................     85,000     127,500     170,000     212,500     255,000
         450,000....................     90,000     135,000     180,000     225,000     270,000
         475,000....................     95,000     142,500     190,000     237,500     285,000
         500,000....................    100,000     150,000     200,000     250,000     300,000

     The defined benefit plan for executives is based upon the average annualized salary (consisting of salary and bonus) of the last 36 consecutive months prior to retirement. Such amounts for each of the named officers are set forth in the summary compensation table, except that for Mr. Bickner the amounts are $444,867.50, $348,515.42 and $348,388.54 for fiscal years 1991, 1992 and
1993, respectively. Effective October 1, 1993 the Company's pension plans were suspended. At the present time, therefore, compensation earned after that date and future service shall not be included when calculating pension benefits.

     The credited years of service for each of the named executive officers is:

            Bruce P. Bickner...............................................    18
            Richard O. Ryan................................................    14
            Thomas B. Rice.................................................    17
            Byron D. Ford..................................................     5
            Roy L. Poage...................................................    30

     The benefits are calculated by determining the average annualized earnings of the applicable 36 months and multiplying this by the number of years of service times two percent. This obligation will be reduced by social security benefits, qualified pension plan benefits and benefits from a profit sharing plan previously provided by the Company. The benefit table assumes that the participant will retire at age 65. If not, the benefit will be reduced by three percent for every year retirement takes place before age 65.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into written employment agreements with three (Messrs. Bickner, Ryan and Poage) of the four Named Executive Officers still in the employ of the Company. On September 30, 1994, Mr. Ford separated from the Company. Each employment agreement provides for a one year term (in the case of Messrs. Bickner and Ryan they are subject to successive one-year extensions unless notice of termination is given) and provides for the following base salaries for fiscal 1995 to be paid to the executive officers: Mr. Bickner ($275,000), Mr. Ryan ($225,000), and Mr. Poage ($155,000). Those executive officers will have Company performance-related bonus opportunities which could be as high as $393,750, $262,500, and $105,000 respectively. The agreements for Messrs. Bickner, Ryan, and Poage provide that if the executive officer is terminated prior to the expiration of the term of the agreement, such executive officer will also be entitled to termination pay equal to, in the case of Messrs. Bickner and Ryan, one year's base salary and bonus target beyond the termination date and in the case of Mr. Poage, the rate of termination pay available to employees of the Company in general. Mr. Rice, while not party to an employment agreement, has a base salary for fiscal 1995 of $187,500 and a maximum bonus opportunity of $61,250. In the case of termination by the Company without cause, Mr. Rice would receive termination pay at a rate equal to the rate of termination pay available to employees of the Company in general.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     With input on competitive and recommended practices from external independent consultants, the Compensation Committee of the Board of Directors has overseen the development and implementation of Company compensation programs which seek to enhance Company profitability and shareholder value. The Company's objective is to closely align the senior managers' financial interests with those of the Company's shareholders. DEKALB subscribes to a total compensation theory in which base salary, annual bonus, benefits, perquisites and long-term incentives as components of the compensation package are considered individually and in total. The Company considers three factors in determining the levels and proportions of these compensation components for executive managers.

     The most important element is the Company's past and expected financial performance and whether bonus payments are consistent with shareholder return. Primary factors in determining shareholder return are net earnings, return on assets and the accomplishment of specific strategic objectives that will enhance earnings and asset return. These specific strategic objectives include goals such as market share gains, new product development, strategic plan development and marketing plan accomplishment.

     Secondly, consideration is given to the competitive practice of like-sized companies and similar industries for paying positions with equivalent responsibilities. The Company uses both a seed industry survey and general industry surveys in determining external pay levels. The seed industry survey is conducted by the

American Seed Trade Association ("ASTA") and covers pay practices of 21 competitive seed companies. The primary general industry compensation surveys used are conducted by William M. Mercer, Inc. and Hewitt Associates. Emphasis is placed on companies with $200-500 million in annual sales.

     The Company's compensation goal is to target its executives to be paid competitive rates when performance expectations are met and above competitive levels when expectations are exceeded. DEKALB targets its executives to be paid between the 50th and 75th percentile of competitive rates when performance expectations are met. As a guideline, no bonus will be awarded until 80 percent of the related objective has been reached. At that level of performance, approximately 50 percent of bonus target will be paid. Bonus payments will increase until 100 percent of target is paid at 100 percent objective accomplishment. Performance in excess of the objective will earn a bonus payment over target. Base salaries are normally at or about the 50th percentile of competitive practice. The portion of annual cash compensation subject to performance bonus accomplishment is normally at or greater than the competition.

     Finally, internal pay equity within the Company between executive positions is considered. Individual performance, responsibility level and length of time in position are all factors in determining placement within the appropriate salary range. Major determinants of responsibility level are size of assets managed and the ability to influence profitability.

     Criteria for determining fiscal 1994 annual performance bonuses for the named officers included earnings, profit contribution, market share, return on assets and specific individual objectives.

     The following table summarizes fiscal 1994 bonus opportunities and criteria for the Named Executive Officers:

                            1994 BONUS                          CRITERIA AS A PERCENT OF BONUS TARGET
                             TARGET AS     -------------------------------------------------------------------------------
                            PERCENT OF        NET                           WORLDWIDE     SWINE      SWINE      INDIVIDUAL
                            TOTAL CASH     CORPORATE   U.S. SEED PROFIT    SEED PROFIT    NOPAT    BREEDING     STRATEGIC
          NAME             COMPENSATION    EARNINGS      CONTRIBUTION     CONTRIBUTION    RETURN  STOCK SALES   OBJECTIVES
- - -------------------------  -------------   ---------   ----------------   -------------   -----   -----------   ----------
Bruce P. Bickner.........        36%           75%            --                --          --         --           25%(1)
Richard O. Ryan..........        32%           75%            --                --          --         --           25%(2)
Thomas B. Rice...........        17%           --             --                75%         --         --           25%(3)
Byron D. Ford............        23%           --             70%               --          --         --           30%(4)
Roy L. Poage.............        28%           --             --                --          25%        25%          50%(5)

- - ---------------
(1) Included an objective on strategic business plan development.

(2) Included objectives on strategic business plan development and market share.

(3) Included an objective on new product development.

(4) Included objectives on seed market shares and analysis of seed sales efforts.

(5) Included objectives on assessing swine management and conducting an independent marketing analysis.

     The Committee, in its capacity as the DEKALB Genetics Corporation Long-Term Incentive Plan Administrative Committee, periodically grants key employees, including the named officers, awards under the Company's 1991 Long-Term Incentive Plan ("LTIP"). The LTIP provides the flexibility to grant longer term incentives in a variety of forms including stock options, stock appreciation rights, restricted stock and performance unit grants. The Committee currently views stock options and performance unit grants (the only LTIP awards currently outstanding) as the best LTIP vehicles to ally the interests of management and shareholders. In awarding stock options and performance units, the Committee reviews and approves individual recommendations made by the Chief Executive Officer and the President. The Committee in turn determines the awards for the CEO and the President.

     Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards.

     The Committee, as it deems appropriate, seeks outside professional counsel on the value, size, term and criteria of awards. Hewitt was last retained in this capacity in fiscal 1992.

     The foregoing Compensation Committee Report has been furnished by:

          Paul F. Cornelsen, Chairman
          Tod R. Hamachek
          Charles C. Roberts
          H. Blair White

                   COMPARISON OF CUMULATIVE FIVE-YEAR RETURNS

      MEASUREMENT PERIOD            DEKALB        PEER GROUP     BROAD MARKET
    (FISCAL YEAR COVERED)          GENETICS        INDEX (1)          (2)
1989                                       100             100             100
1990                                     111.3            83.4            87.5
1991                                     115.6           102.3            99.4
1992                                     100.1            99.1           101.1
1993                                      89.1           122.0           131.6
1994                                     123.9           120.3           143.8

(1) There are no published industry or line of business indices that parallel the Company's primary business endeavors, nor is there a group of publicly-traded companies in the same business lines. Therefore, an index of all NASDAQ traded companies with a market capitalization of $100 to $200 million (excluding financial institutions) has been selected as the Peer Group Index. The index is weighted for relative market capitalization.

(2) The Company is not part of the S&P 500 index and is traded on the NASDAQ. Therefore, the NASDAQ Stock Index has been selected as the Broad-Based Index.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Charles C. Roberts was a member of the Compensation Committee of the Board of Directors during fiscal 1994 and is an officer of the Company (Chairman of the Executive Committee). The only compensation received in such capacities was compensation normally paid to members of the Board of Directors. Prior to his retirement in 1988, he held several officer positions with the Company.

     H. Blair White, a director of the Company, is a partner in the law firm of Sidley & Austin. Sidley & Austin provided legal services to the Company during the past year.

                                    AUDITORS

     Coopers & Lybrand performed the audit of the fiscal 1994 financial statements and are expected to be present at the Annual Meeting and will be provided an opportunity to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                      FOR THE JANUARY 1996 ANNUAL MEETING

     Stockholder proposals to be included in the proxy soliciting materials for the Annual Meeting of Stockholders of the Company following the completion of fiscal 1995 must be received by the Company no later than August 8, 1995.

     In addition, the Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director or the submission of a proposal (other than nominations and proposals submitted at the direction of the Board) at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          John H. Witmer, Jr., Secretary

DeKalb, Illinois
December 6, 1994

                                                                 [FRONT OF CARD]
                          DEKALB GENETICS CORPORATION
                     PROXY - ANNUAL MEETING OF STOCKHOLDERS
                                January 18, 1995

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 6, 1994. Richard O. Ryan and John H. Witmer, Jr., each with full power of substitution, and acting alone, or by majority if more than one is present, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Stockholders of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), to be held at the DeKalb County Farm Bureau, 315 N. Sixth Street, DeKalb, Illinois 60115, on January 18, 1995 at 8:30 A.M., Central Standard Time, or any adjournment or adjournments of such meeting, and to represent and vote all shares of Class A Common Stock of the Company which the undersigned is entitled to vote:

(1) FOR / / election of the four (4) nominees for director named in the accompanying Proxy Statement, namely: Dr. Charles C. Arntzen, Bruce P. Bickner, John T. Roberts and H. Blair White and for the terms described in the Proxy Statement.

      INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name below.

      ------------------------------------------------------------------------

    WITHHOLD / / authority to vote for all of the aforementioned nominees as director.

(2) In their discretion, upon any other business that may properly come before the meeting or adjournment thereof.

                          (Continued on reverse side)
                                                                  [BACK OF CARD]
                          (Continued from other side)

           This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

           THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED HEREIN AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED FOR PROPOSAL (1).


PLEASE MARK, SIGN, DATE AND RETURN   Date:
THIS PROXY CARD PROMPTLY USING THE         ---------------------
ENCLOSED ENVELOPE.

                                     / / I expect to attend this meeting.

                                     / / I do not expect to attend this meeting.



                                     ----------------------------------------


                                     ----------------------------------------

                                     Please sign exactly as your stock is
                                     registered. Joint owners should each sign personally. Executors, administrators, trustees, etc. should so indicate when signing.

- - --------------------------------------------------------------------------------

                 INSTRUCTIONS TO HARRIS TRUST AND SAVINGS BANK
                  FOR VOTING OF PARTICIPANT'S INTEREST IN THE

            DEKALB GENETICS CORPORATION SAVINGS AND INVESTMENT PLAN

       The undersigned, as a participant in the Company Common Stock Fund of the DEKALB Genetics Corporation Savings and Investment Plan, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 6, 1994. Furthermore, the undersigned hereby instructs the Harris Trust and Savings Bank, as Trustee, (a) to appoint Richard O. Ryan and John H. Witmer, Jr., each with full power of substitution, and acting alone, or by majority if more than one is present, as proxies of the undersigned; (b) to authorize such proxies to attend the Annual Meeting of Stockholders of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), to be held at the DeKalb County Farm Bureau, 315 N. Sixth Street, DeKalb, Illinois 60115, on January 18, 1995 at 8:30 A.M., Central Standard Time, or any adjournment or adjournments of such meeting; and
     (c) to instruct such proxies to represent and vote all shares of Class A Common Stock of the Company which the undersigned is entitled to vote:

          1. FOR / / election of the four (4) nominees for director named in the accompanying Proxy Statement, namely:
                     Dr. Charles C. Arntzen, Bruce P. Bickner,
                     John T. Roberts and H. Blair White and for the terms described in the Proxy Statement.
            INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name below.

            -----------------------------------------------------------------
            WITHHOLD / / authority to vote for all of the aforementioned nominees as director.
          2. In their discretion, upon any other business that may properly come before the meeting or adjournment thereof.

                          (Continued on reverse side)
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

                          (Continued from other side)

          These instructions are revocable. The undersigned hereby revokes any instructions to vote or act with respect to such interest in the Plan heretofore given by the undersigned.

          PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF THIS CARD IS NOT COMPLETED AND RETURNED TO THE TRUSTEE ON OR BEFORE JANUARY 14, 1995, THE SHARES REPRESENTING YOUR INTEREST IN THE PLAN WILL NOT BE VOTED.
                                             Date:

                                             / / I expect to attend this
                                             meeting.

                                             / / I do not expect to attend
                                             this meeting.

                                             ------------------------------

                                             ------------------------------
                                                       Signature